CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of
Vanguard Trustees’ Equity Fund of our reports dated December 13, 2018, relating to the financial statements and financial highlights, which appear in Vanguard Diversified Equity Fund and Vanguard Emerging
Markets Select Stock Fund’s Annual Reports on Form NCSR for the year ended October 31, 2018, and of our reports dated December 18, 2018, relating to the financial statements and financial highlights, which appear in Vanguard Alternative Strategies Fund and Vanguard International Value Fund’s Annual Reports on Form
NCSR for the year ended October 31, 2018. We also consent to the references to us under the headings
“Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial
Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2019